Exhibit 10.3

AMENDMENT TO EXECUTIVE AGREEMENT FOR EDDY RODRIGUEZ

This AMENDMENT TO THE EMPLOYMENT AGREEMENT (“Agreement”) is made as of the date of execution (the “Effective Date”), by and between Metaveco Inc., a corporation organized and existing under the laws of the State of Nevada with its principal place of business at 410 Peachtree Parkway, Suite 4245, Cumming, GA 30041, (together with its successors and assigns, the (“Company”), and Eddy Rodriguez, (“Executive”) collectively referred to as the (“Parties”), RECITALS

WHEREAS, the Company and the Executive have entered into an Employment Agreement on June 13, 2023. The Company and the Executive desire to amend said Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1)	AMENDMENT

Pursuant to Section 11 of the Employment Agreement the parties may amend the Agreement at any time with the written consent of both parties. The parties understand, this amendment will not affect any section not identified herein. Neither will this amendment agreement cancel, waive, or otherwise change any of the rights and obligations of the parties as to the overall Employment Agreement. It is understood by the parties the amendment does not change the status of the Executive nor his relationship to the Company.

i)	Section 4(a) titled Compensation will have the following added to this section;

(1)	Executive wishes to have all his compensation to be paid directly to EROD LLC., as stated in this section.

ii)	Section 8(a) titled Withholding, will now read the following;

(1)	The Executive will be paid his salary directly to EROD LLC on a biweekly basis and will be responsible for all applicable federal, state, and local taxes, social security, and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

2)	Governing Law; Forum; Attorneys’ Fees and Costs. This Amendment shall be governed by and construed and interpreted in accordance with the laws of Florida, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied. The parties each submit to the exclusive jurisdiction of the federal courts (or state courts if federal jurisdiction is lacking) located within . In the event of a lawsuit or other legal proceeding arising out of or related to this Agreement in which Executive prevails (as determined by the deciding court), the Company shall reimburse Executive for Executive’s reasonable attorneys’ fees and costs incurred in connection with such lawsuit or legal proceeding, in addition to any other relief to which Executive may be entitled.

3)	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

Metavesco INC.

By:
Ryan Schadel, CEO
Dated:	6/15/2023

EXECUTIVE

By:
Eddy Rodriguez
Dated:	6/13/2023